SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)


                                  Archon Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Exchangeable Redeemable Preferred Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    03957P200
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)

CUSIP No. 03957P200


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Magten Asset Management Corp.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     371,120

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     371,120

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     371,120

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.4%

12.  TYPE OF REPORTING PERSON

     CO, IA

CUSIP No. 03957P200


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Magten Group Trust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. domestic trust

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     324,820

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     324,820

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     324,820

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.3%

12.  TYPE OF REPORTING PERSON*

     OO

CUSIP No. 03957P200


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Talton Embry

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     371,120

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     371,120

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     371,120

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.4%

12.  TYPE OF REPORTING PERSON*

     IN

CUSIP No. 03957P200


Item 1(a).  Name of Issuer:

            Archon Corporation
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            3993 Howard Hughes Parkway
            Suite 630
            Las Vegas, Nevada 89109
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Magten Asset Management Corp.
            Magten Group Trust
            Talton Embry
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Magten Asset Management Corp.
            410 Park Avenue
            New York, New York 10022

            Magten Group Trust
            410 Park Avenue
            New York, New York 10022

            Talton Embry
            410 Park Avenue
            New York, New York 10022
            --------------------------------------------------------------------

Item 2(c).  Citizenship:


            Magten Asset Management Corp. - Delaware
            Magten Group Trust - U.S. domestic trust
            Talton Embry - United States of America
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            Exchangeable Redeemable Preferred Stock
            --------------------------------------------------------------------


Item 2(e).  CUSIP Number:


            03957P200
            --------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Magten Asset Management Corp. - 371,120
          Magten Group Trust - 324,820
          Talton Embry - 371,120
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Magten Asset Management Corp. - 8.4%
          Magten Group Trust - 7.3%
          Talton Embry - 8.4%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                Magten Asset Management Corp.                              0
                Magten Group Trust                                         0
                Talton Embry                                               0
                                                                ---------------,

          (ii)  Shared power to vote or to direct the vote

                Magten Asset Management Corp.                        371,120
                Magten Group Trust                                   324,820
                Talton Embry                                         371,120
                                                                ---------------,

          (iii) Sole power to dispose or to direct the disposition of

                Magten Asset Management Corp.                              0
                Magten Group Trust                                         0
                Talton Embry                                               0
                                                                ---------------,

          (iv) Shared power to dispose or to direct the disposition of

                Magten Asset Management Corp.                        371,120
                Magten Group Trust                                   324,820
                Talton Embry                                         371,120
                                                                ---------------.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         N/A
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

         N/A
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         N/A
         -----------------------------------------------------------------------

Item 10. Certifications.

         "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 1, 2007
                                        ----------------------------------------
                                                        (Date)


                                          Magten Asset Management Corp.*
                                        ----------------------------------------
                                                      (Signature)

                                        By: /s/ Talton Embry, Managing Director
                                        ----------------------------------------
                                                      (Name/Title)


                                                  Magten Group Trust*
                                        ----------------------------------------
                                                      (Signature)

                                        By: Magten Asset Management Corp.,
                                            its Investment Manager

                                        By: /s/ Talton Embry, Managing Director
                                        ----------------------------------------
                                                      (Name/Title)


                                                      Talton Embry*
                                        ----------------------------------------
                                                      (Signature)



*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

                                                                       Exhibit A


                                    AGREEMENT

The undersigned agree that this Schedule 13G Amendment, dated February 1, 2007 relating to the Exchangeable Redeemable Preferred Stock, of Archon Corp. shall be filed on behalf of the undersigned.

                                           Magten Asset Management Corp.

                                             By: /s/ Talton Embry
                                         ---------------------------------------
                                                 Name:  Talton Embry
                                                 Title: Managing Director
                                                 Date:  February 1, 2007


                                                   Magten Group Trust*

                                             By: Magten Asset Management Corp.
                                                its Investment Manager

                                                  By: /s/ Talton Embry
                                                  ---------------------
                                                  Name:  Talton Embry
                                                  Title: Managing Member
                                                  Date:  February 1, 2007


                                                      Talton Embry
                                        ----------------------------------------
                                                      (Signature)
                                                  Date: February 1, 2007














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